PRESS RELEASE

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FOR IMMEDIATE RELEASE:              CONTACT:
Titanium Metals Corporation         J. Thomas Montgomery, Jr.
1999 Broadway, Suite 4300           Vice President - Finance
Denver,  Colorado  80202            (303) 296-5617
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                TIMET REPORTS SUBSTANTIALLY HIGHER 1996 EARNINGS

      DENVER, COLORADO . . . January 21, 1997 . . . Titanium Metals Corporation ( TIMET ) (NASDAQ: TIMT) reported fourth quarter net income of $24.1 million, or $.77 per common share ($.75 per fully diluted share), compared to net income of $2.3 million, or $.14 per common share, in 1995. TIMET s net income for 1996 was $47.6 million, or $1.72 per common and fully diluted share, compared to a 1995 net loss. Included in the fourth quarter and full year 1996 results is a $10 million income tax benefit resulting from the expected future realization of certain tax credits due primarily to the Company s profitability. TIMET s 1996 results also include certain acquisitions, from dates of acquisition, principally the titanium businesses of IMI plc acquired in February 1996 and Axel Johnson Metals acquired in October 1996.

      The significant improvement in earnings was driven by price and volume increases in both commercial aerospace and other markets. TIMET s operating income for the fourth quarter and full year 1996 was $21.4 million and $59.8 million, respectively. The 1996 operating results included $4.8 million of special charges related to the acquisition and integration of IMI s titanium businesses. Sales were $507.1 million in 1996, up 40% from 1995 (all percentage comparisons are proforma for the effects of acquisitions). Mill product shipments for 1996 were 27.2 million pounds, a 27 % increase over 1995. Selling prices have continued to increase, and fourth quarter 1996 average mill product prices of $14.80 per pound were up approximately 4% from the third quarter of 1996. At the end of 1996, TIMET s backlog was approximately $ 440 million, almost double year-ago levels.

      The statements in this release relating to matters that are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, the cyclicality of the commercial aerospace industry, future global economic conditions, global productive capacity, competitive products, and other risks and uncertainties detailed in the Company s Securities and Exchange Commission filings.

      TIMET, headquartered in Denver, Colorado, is a leading integrated producer of titanium metal products.


                           TITANIUM METALS CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                      (In millions, except per share data)

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                                    Quarter Ended              Year Ended
                                    December 31,               December 31,
                              __________________________   ____________________
                               1995            1996        1995          1996
Net sales                     $   49.5     $    157.3    $  184.7    $  507.1
Cost of sales                     43.2          125.3       170.7       419.5
Selling, Administrative
 and development costs             5.0           11.3        14.1        29.9
Equity in earnings of joint
  ventures and other               1.1            0.8         4.3         6.9
Special charges (credit)          (1.2)            .1        (1.2)        4.8
                              -----------   -----------   ---------    -------

      Operating Income             3.6           21.4         5.4        59.8

General coroprate income,
net                                1.3             .4         1.1         1.0
Interest expense                   2.5            2.9        10.4        10.2
                              ----------   -----------     ---------    --------

      Pretax income (loss)         2.4           18.9        (3.9)       50.6

Income tax expense (benefit)        .1           (5.9)         .3         1.9
Minority interest and pre-
  acquisition earnings             -              (.7)        -          (1.1)
                            ------------   -----------     ---------    --------

    Net income (loss)         $    2.3    $       24.1   $   (4.2)   $   47.6
                             ============   ===========    =========   =========

    Fully diluted net income              $       25.0               $   48.5
                                           ===========                 =========

Earnings (loss) per
  per common share            $      .14   $        .77   $    (.27)  $    1.72
                            ============   ===========    ==========   =========

Fully diluted earnings
  per share                                 $        .75               $    1.72
                                             ==========                =========

Average common shares
  outstanding                        15.7           31.5        15.4        27.6
                            ============   ===========    ==========   =========

Average common and
 dilutive shares
 outstanding                         15.7           33.5        15.4        28.1
                            ============   ===========    ==========   =========

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